EXHIBIT 10.10

Exclusive Distribution Agreement

Between

ecoreal GmbH & Co. KG, represented by the managing director Oliver Kleinjohann, Spinnmühlengasse 9, D-50676 Köln, Federal Republic of Germany

(Hereinafter referred to as "MANUFACTURER")

And

Snoke Distribution Canada and Snoke Distribution USA
425 Alness St. Toronto Canada M3J 2T8
(Hereinafter referred to as "DISTRIBUTOR”)

PREAMBLE

MANUFACTURER is a manufacturer of electronic cigarettes, liquids to refill these electronic cigarettes and associated equipment, which enable the customer to enjoy the feeling of smoking cigarettes. MANUFACTURER intends to distribute these Products as defined hereinafter through DISTRIBUTOR in the Territory defined hereinafter. DISTRIBUTOR possesses the resources and personnel, a distribution network sufficient to penetrate the contract territory, the necessary contacts und the best knowledge of the market to successfully sell the Products of MANUFACTURER in the Territory. This agreed upon, the Parties enter into the following Agreement:

1. DEFINITIONS

a)	"Products" shall mean all products in MANUFACTURER’s product portfolio, as from time to time amended.

Upon written request of MANUFACTURER to DISTRIBUTOR, MANUFACTURER shall be entitled to demand from DISTRIBUTOR

1)	That this Agreement shall apply to further products (in which case such products shall also be deemed Products as defined herein), and/or

2)	That individual product shall no longer be deemed to be Products as defined herein from a certain point in time on, which will be determined by MANUFACTURER.

b)	"Territory" shall mean the national territory of Canada and the United States of America as well as the first right of refusal for Mexico and the Caribbean.

c)	"Customers" shall mean both actual as well as prospective buyers of the Products.

2. OBJECT OF AGREEMENT

a)
Subject to the terms herein provided, MANUFACTURER hereby appoints DISTRIBUTOR as exclusive DISTRIBUTOR of the Products in the Territory, and DISTRIBUTOR hereby accepts such appointment upon the terms of this agreement. MANUFACTURER shall refrain from appointing any other company or person in order to distribute the Products in the Territory. DISTRIBUTOR is aware that imports into the Territory by third parties may occur and MANUFACTURER shall use its best efforts to stop. This shall not entitle DISTRIBUTOR to infer any rights on MANUFACTURER. MANUFACTURER recruits any customers within the Territory which have not bought the Products from DISTRIBUTOR, MANUFACTURER must offer those customers to DISTRIBUTOR. As consideration, MANUFACTURER and DISTRIBUTOR shall mutually agree on a commission to be paid to MANUFACTURER by DISTRIBUTOR for all sales of the Products made to such customer.

b)	DISTRIBUTOR shall buy and sell the Products on his own behalf and for his own account.

c)	DISTRIBUTOR shall not be authorised to act on behalf of or represent MANUFACTURER in any legal relations.

d)	DISTRIBUTOR shall solely procure Products from MANUFACTURER.

3. DELIVERIES, PRICES, INVOICING AND DEBT COLLECTION

a)
Deliveries by MANUFACTURER to DISTRIBUTOR will be subject to the “Standard Terms and Conditions” of MANUFACTURER as amended from time to time. The current standard terms and conditions are attached hereto as

Schedule 1 (attached)

MANUFACTURER shall be entitled to change such terms and conditions at any time but will notify DISTRIBUTOR 6 months before the changed terms and conditions become effective.

b)
Deliveries will be made after MANUFACTURER has received an advance payment of 50 per cent of the purchase price. The remaining 50 per cent shall be paid by wire transfer upon Distributor taking possession of the goods

c)
If legally permissible, MANUFACTURER shall be entitled to recommend retail prices in such form that meets legal requirements. DISTRIBUTOR shall discuss the prices for the Products before selling them to its customers. .

d)	DISTRIBUTOR will book binding orders at the latest three months prior to the delivery date quoted on the order.

e)	MANUFACTURER is not bound to supply the Products at the time of delivery quoted by the DISTRIBUTOR if the order and time of delivery is accepted by the Manufacturer.

f)	If MANUFACTURER is in default of delivery for a period of more than 6 weeks, DISTRIBUTOR shall be entitled to cancel in whole or in part the relevant order.

g)
A delivery date shall be extended if and when MANUFACTURER is unable to observe the delivery date due to untimely or incorrect delivery by its own suppliers. This shall apply under the premise that MANUFACTURER had concluded a corresponding deal with its supplier to cover its supply needs for the specific delivery at the time of the respective Forecast becoming binding.

h)	MANUFACTURER shall immediately notify DISTRIBUTOR in writing of the new delivery date of the delayed Products and any later changes thereof.

i)	All deliveries are made EXW (Incoterms 2010) Köln.

4.  LIABILITY FOR DEFECTS (“MÄNGELHAFTUNG”) AND WARRANTY PERIOD

a)
For the assertion of claims based on defect (“Mängelansprüche”), DISTRIBUTOR must have complied with its examination and notification obligations arising from section 377 of the German Commercial Code (“HGB”). DISTRIBUTOR shall report any apparent defect (“offensichtlicher Mangel”) in writing without undue delay and in any case no later than two weeks after receipt of the Products, and shall report any hidden defect in writing without undue delay after detection and in any case no later than two weeks after detection.

b)
If the Products are defective, MANUFACTURER undertakes, at his own discretion, to supply items free from defects (replacements) or to rectify the defects. In the event of a rectification of defects, MANUFACTURER shall bear all costs required to rectify the defect unless such costs are increased by the fact that the item is delivered to another place than the place of performance. If rectification of defects or replacement fails, DISTRIBUTOR may at its discretion withdraw from the specific contract or reduce the purchase price. Generally DISTRIBUTOR has to accept two replacement or rectification attempts. For the avoidance of doubt, DISTRIBUTOR shall choose the most cost efficient way to send the defective Products back to MANUFACTURER.

c)
For a period of 1 year from the Delivery Date, in case the Products do not comply with the requirements of this Agreement, DISTRIBUTOR may claim for warranty against MANUFACTURER in accordance with the statutory provisions.

d)
To the extent MANUFACTURER is liable for damages for any defect (on whatever legal basis, including any damages claim for general breach of contract, breach of any pre-contractual duty, or tortuous claims), such liability for damages shall be limited as stipulated in Clause 5 hereof.

5. LIABILITY

a)
MANUFACTURER shall be liable for the full extent of damage in the event of intentional behaviour (“Vorsatz”) or gross negligence (“grobe Fahrlässigkeit”) by MANUFACTURER or its vicarious agents. In addition, MANUFACTURER shall be fully liable in the case of non-observance of guarantees (“Garantien”), when taking a procurement risk (“Beschaffungsrisiko”) and in case of other definite promises, in the case of culpable injury to life, body and health and under the German Product Liability Act (“Produkthaftungsgesetz”). For the avoidance of doubt, product specification shall not constitute a guarantee in the meaning hereof.

b)
In the case of culpable violation of essential contractual obligations, i.e. principal obligations which enable the proper execution of the contract and upon which DISTRIBUTOR therefore relies and may rely, MANUFACTURER undertakes liability on the merits. MANUFACTURER’s liability shall in this case be limited to damage which is typical for the contract and which can be reasonably foreseen.

c)
In the cases covered in sub-paragraph b) hereof, MANUFACTURER’s liability shall be limited to a maximum of three times the value of the relevant delivery or in the case of pure financial loss to a maximum of twice the value of the relevant delivery, but in any case to € 5,000 per event of damage and € 25,000 per calendar year.

d)
As for the rest, any claims on DISTRIBUTOR’s part for direct or indirect damages including loss of profit, loss of business and loss of production (on whatever legal basis including any damages claims for breach of any pre-contractual duty, or tortuous claims) shall be excluded.

e)
Damage claims of DISTRIBUTOR due to defects shall become time-barred in accordance with Clause 4.c) hereof; this shall not apply to cases covered in sub-paragraph 5.a) hereof, where the statutory provisions of the German Civil Code shall apply. Other damage claims of DISTRIBUTOR shall become time-barred two years after the date on which DISTRIBUTOR obtains, or without the presence of gross negligence would have obtained, knowledge of the facts giving rise to the claim and of the identity of the person or entity causing the damage or loss, however no later than three years after the time of the event causing the damage.

f)
The above limitation of liability terms shall apply also to any damage claims on DISTRIBUTOR’s part against MANUFACTURER’s statutory representatives, executives (“leitende Angestellte”) and vicarious agents (“Erfüllungsgehilfen”).

g)	MANUFACTURER shall put into place a $5,000,000 Product Liability Policy with a recognised Insurance company Naming the DISTRIBUTOR on the policy

6. DISTRIBUTION DUTIES

a)
DISTRIBUTOR shall inform MANUFACTURER about the needed extend of labelling of products including packaging and warnings of customers and all other legal requirements which MANUFACTURER will have to obtain in order to get his Products distributed according to the applicable law within the Territory. DISTRIBUTOR shall indemnify and hold harmless MANUFACTURER against any claims from third parties including authorities brought against MANUFACTURER on the grounds that the Products did not contain necessary labelling and warnings.

b)
DISTRIBUTOR shall be obligated to use his best efforts to diligently and faithfully safeguard the interests of MANUFACTURER in the Territory and to solicit best possible sales volumes with regard to the Products. DISTRIBUTOR shall engage in no acts that jeopardise this objective. In particular, but not limited to the following, DISTRIBUTOR shall

1)	regularly call on Customers and maintain contact to Customers in every appropriate and purposeful manner;

2)	pursue all inquiries of Customers and other persons regarding the Products with the aim to close business deals regarding the Products;

3)	advertise and promote the Products in coordination with MANUFACTURER;

4)	to the best of his efforts establish the Products and the name MANUFACTURER and its trademarks in the Territory and promote them;

5)
upon request of and in coordination with MANUFACTURER participate in trade fairs and other sales events where presentation of the Products appears appropriate and shall adequately present the Products at such trade fairs and events;

6)	exclusively utilize qualified personnel optimally familiar with the market forces as well as the Products for customer liaison and support;

7)
grant his Customers the same guaranty and warranty terms as are granted to the DISTRIBUTOR by MANUFACTURER; this does not apply where statutory guarantees/warranties are different to the terms granted to DISTRIBUTOR by MANUFACTURER;

8)
without the written consent of MANUFACTURER refrain from making any promises regarding the quality and functionality of the Products, in particular refrain from any warranty promises or other statements exceeding the promises contained within the sales material and literature provided by MANUFACTURER;

9)	distribute the Products solely unaltered and - also in regard to packaging if legally permissible - in flawless condition and only with the equipment and packaging prescribed by MANUFACTURER;

10)	store and transport the Products in accordance with MANUFACTURER’s advice.

11)	put into place a $5,000,000 Product Liability insurance policy as DISTRIBUTOR

7. PERSONNEL, BUSINESS EQUIPMENT, INVENTORY

DISTRIBUTOR shall be obligated to

a)	employ an adequate number of sales and servicing staff in compliance with the requirements set forth below in sub-paragraph b);

b)
only utilize personnel with good commercial and technical qualifications in accordance with the requirements of MANUFACTURER, and to train such personnel with the frequency and in the manner required by MANUFACTURER;

8. MINIMUM QUANTITIES

The minimum quantities of the Products to be purchased by DISTRIBUTOR in the years 2012 until the end of 2012 are set out in

Schedule 2 (attached)

to this Agreement.

The minimum quantities for subsequent years shall be stipulated no later than 1 October of each year and shall contain a minimum increase of 10 per cent.  each year.

9. SUB-CONTRACTORS

a)
DISTRIBUTOR shall be barred from transferring any duties under this agreement to third parties without prior written approval of MANUFACTURER. This shall apply in particular with regard to sub-contracting of distribution and servicing

b)
To the extent DISTRIBUTOR does retain third parties with the approval of MANUFACTURER, he shall be obligated to supervise them and ensure that their premises and services are commensurate with the requirements set forth in this Agreement with regard to the premises and services of DISTRIBUTOR.

10. DUTY TO REPORT, CONTROL

DISTRIBUTOR shall be obligated to

a)
promptly inform MANUFACTURER of any changes in statutory requirements and/or standards that may impact the contractual relationship and/or the sale of Products, including, but not limited to, import restrictions, governmental requirements regarding the Products and customs duties;

b)
promptly report to MANUFACTURER any observed infringements of MANUFACTURER's trademarks, patents or other intellectual or industrial property rights as well as any observed imitations of Products and complaints or negative criticism of Products;

c)
each calendar quarter report his observations for the preceding month regarding quality, sales prices, turnover, successes and failures of competing products as well as any other occurrences and insights that may impact the market or the sale of Products, and report upon request from MANUFACTURER any and all other information in connection with the sale of the Products and to supply such information to MANUFACTURER to the extent possible. The calendar quarterly reports shall deal with the different brands and different Products separately. The calendar quarterly reports have to be sent to MANUFACTURER on the 15th of the month following the relevant calendar quarter at the latest.

d)
maintain and permanently update lists of all resellers and commercial customers, with names, addresses, telephone and fax numbers and each calendar quarter and on further demand pass on such lists to MANUFACTURER;

e)
within 15 days after each calendar quarter report on all advertising expenditures in the preceding calendar quarter including documentation hereto; MANUFACTURER shall be entitled to have an auditor inspect the advertising account during regular business hours;

f)	furnish MANUFACTURER a marketing plan for the next business year by 1 October of each year;

g)
obtain the prior written approval of MANUFACTURER, which approval shall only be withheld for objectively justified cause, for any changes concerning the person of the owner, the composition of its shareholders and the management personnel responsible for MANUFACTURER. To the extent any change occurs without cooperation of DISTRIBUTOR or its management, DISTRIBUTOR shall promptly notify MANUFACTURER of such change and obtain retroactive approval.

11. GENERAL DUTIES OF DISTRIBUTOR

a)	DISTRIBUTOR shall be barred from assigning any claims against MANUFACTURER arising under or in connection with this Agreement.

b)
DISTRIBUTOR shall not be entitled to set-offs against any claims of MANUFACTURER that arise in connection with the supply of goods or under any other provisions of this Agreement unless DISTRIBUTOR's claim has been established by final judgment or it is undisputed by MANUFACTURER. DISTRIBUTOR shall also not be entitled to any right of retention, unless DISTRIBUTOR's claim has been established by final judgment or it is undisputed by MANUFACTURER.

c)
DISTRIBUTOR shall be responsible for compliance with the provisions imposed upon him with regard to the distributorship assigned hereunder. DISTRIBUTOR shall obtain any permits and registrations required in the Territory for the effectiveness or implementation of this Agreement, and lay all foundations required for the sale, including but not limited to operating permits, import licenses, and sales licenses. DISTRIBUTOR shall bear any costs arising in connection therewith.

d)
In the event that DISTRIBUTOR, during the term of this Agreement, should have any suggestion for improvement with regard to the Products or the sale thereof, DISTRIBUTOR shall communicate all relevant details to MANUFACTURER and allow the latter to make use of such findings free of charge. This includes the right to apply for registration of industrial or intellectual property rights with regard to such improvement.

e)
DISTRIBUTOR shall hold MANUFACTURER harmless from any damages and liabilities including costs for defending against such damages and liabilities, to the extent such damages or liabilities are based on a violation of this Agreement or culpable conduct of DISTRIBUTOR, his employees, officers, sub- contractors, agents, or other persons commissioned by him.

f)	DISTRIBUTOR agrees to comply with any direction of MANUFACTURER which MANUFACTURER may issue in connection with the implementation of this Agreement, provided such directions are not unreasonable.

12. SALES OUTSIDE OF TERRITORY

a)
Subject to sub-paragraph b), it is not permitted to DISTRIBUTOR and constitutes a serious violation of this agreement to perform any sales of contractual products to customers outside the Territory. DISTRIBUTOR shall forward all enquiries in respect of Products coming from outside the Territory to MANUFACTURER. This applies accordingly, if Customers have their registered office inside the Territory, but the delivery of the Products is intended for a property located outside the Territory.

DISTRIBUTOR shall not actively solicit sales of Products to any territories within the European Union and the European Economic Area, as MANUFACTURER will exclusively start to distribute the Products itself to such territories or assign such other territories to other exclusive distributors. Other countries or an area (e.g. Asia) outside of territory has to be defined in a separate contract. As soon as MANUFACTURER decides – either actively itself or through another distributor – not to distribute the Products exclusively in other territories, MANUFACTURER will inform DISTRIBUTOR accordingly, and DISTRIBUTOR shall be entitled to sell the Products in such territory.

b)	MANUFACTURER will inform DISTRIBUTOR regarding future countries for which MANUFACTURER will reserve these rights for itself or will assign these rights to another distributor.

c)
All sales via the internet within the territory will be defined in a separate contract. Until that Contract is in place we will continue as discussed DISTRIBUTOR will pay regular prices for goods as listed in Schedule 1. DISTRIBUTOR will add cost of pick and pack, delivery to customer, bank charges for processing order. DISTRIBUTOR will reserve the amount of 15% of all their Internet Sales to spend on advertising. The decision on the type of advertising will be made together by the DISTRIBUTOR and MANUFACTURER. The balance of the sale left will be split equally between the DISTRIBUTOR and MANUFACTERER

13. PROHIBITION OF COMPETITION, LIABILITY FOR THIRD PARTIES

a)
DISTRIBUTOR undertakes with regard to both himself and his personnel not to sell or manufacture, directly or indirectly, any products that may compete with the Products, or to assist in the distribution or manufacture of such products, and DISTRIBUTOR shall neither directly nor indirectly hold an interest in companies that distribute or manufacture such competing products. In the event of doubt as to whether any activity or investment intended by DISTRIBUTOR is permissible under this Clause, DISTRIBUTOR agrees to obtain the prior approval of MANUFACTURER.

b)
DISTRIBUTOR shall be responsible to MANUFACTURER for imposing the prohibition set forth in sub-paragraph a) above upon all persons and companies retained by him to fulfil his duties hereunder and for ensuring that such prohibition will be observed by such persons and companies.

c)
For each case of culpable breach of the non-competition clauses provided in sub-paragraphs a) and b) above, DISTRIBUTOR shall owe MANUFACTURER liquidated damages (Vertragsstrafe) in the amount of 5% of his annual sales computed on the basis of his average sales in the three calendar years prior to such breach (in the event of a contract period shorter than three years, such period shall be applicable). MANUFACTURER shall be entitled to claim compensation for further damages; the liquidated damages (Vertragsstrafe) will be set-off against such further claims.

14. ADVERTISING / INDUSTRIAL PROPERTY RIGHTS

a)
By 1 October of each calendar year, DISTRIBUTOR shall present a scheme concerning the advertising and special merchandising measures planned by him for the following calendar year, as well as the relevant cost estimate, and coordinate such scheme with MANUFACTURER.

b)
DISTRIBUTOR will procure suitable advertising material according to the requirements agreed upon between the DISTRIBUTOR and MANUFACTURER. DISTRIBUTOR and MANUFACTURER shall each invest at least 6% of the previous year’s sales revenue in appropriate advertising campaigns. Such amount shall refer to the costs of printing, distribution, placing and trade fairs only, and shall not contain any costs for design or consultancy and creative production.

c)
If DISTRIBUTOR adapts advertising material to the taste of the public in the Territory in order to increase the effectiveness of advertising, DISTRIBUTOR will send samples of the adapted advertising material to MANUFACTURER and will only use such material after the prior written consent of MANUFACTURER.

d)
Any advertising material may only be passed on by DISTRIBUTOR to third parties in the ordinary course of business. Empty packaging and tools labeled with trademarks and/or provided with get-ups of MANUFACTURER may not be handed out by DISTRIBUTOR to any third party (this also applies after termination of this Agreement) unless with the prior written approval of MANUFACTURER

e)
DISTRIBUTOR may not advertise Products by highlighting features or usability for particular purposes, or give any warranty in that respect, if and to the extent MANUFACTURER itself does not advertise or has not allowed such advertising, or agreed to warrant in that respect. Further, DISTRIBUTOR shall not grant any third party the right to advertise or warrant in that manner. Without prejudice to any further rights of MANUFACTURER, DISTRIBUTOR shall hold MANUFACTURER free and harmless from any risks that may result from any violation of the foregoing undertakings.

f)
DISTRIBUTOR acknowledges that all industrial property rights, in particular patents, design patents, utility models, trademarks, and get-ups (inclusive of product names), as well as copyrights that have been established by MANUFACTURER in the Products or that are used in connection with the Products, their packaging or advertisements, are held exclusively by MANUFACTURER and that he has no rights whatsoever in that respects.

g)
Any rights nonetheless being held by, or arising to DISTRIBUTOR, shall be promptly assigned by DISTRIBUTOR to MANUFACTURER. DISTRIBUTOR shall refrain from any act that may weaken or cancel the above-mentioned rights of MANUFACTURER. On demand of MANUFACTURER, he shall enter into a license agreement (to be registered, if required) with MANUFACTURER with regard to any industrial property rights of MANUFACTURER.

h)
For the term of this Agreement, DISTRIBUTOR shall be entitled to use MANUFACTURER’s protected trademarks, other protected logos and corporate design in order to advertise for the Products. DISTRIBUTOR shall use appropriate features on his letterhead, printed forms and advertising material to make clear that he is a distributor of the Products. DISTRIBUTOR shall be entitled to use the protected trademarks or the brand name “SNOKE®” as part of his company name subject to MANUFACTURERS prior written consent only. The same shall apply to the registration and/or use of any internet domain and email-addresses that includes the brand name “SNOKE®”.

i)
To the extent DISTRIBUTOR is allowed to make use of trademarks and get-ups, such trademarks and get-ups may only be used without any change and only in the manner determined by MANUFACTURER. DISTRIBUTOR undertakes to submit to MANUFACTURER, for prior written approval, any self-produced advertising material, business paper, signboards of his firm, as well as any other material on which are shown trademarks or get-ups of MANUFACTURER, and not to use such material without such written approval.

j)	DISTRIBUTOR shall not, either during the term or after termination hereof, challenge or contest the industrial property rights set forth in sub-paragraph f) above.

k)	DISTRIBUTOR shall observe MANUFACTURER's directions, and render reasonable assistance to MANUFACTURER

1)	if complaints about or negative criticism of Products or the packaging thereof have to be warded off;

2)
in the event that infringements of industrial property rights of MANUFACTURER by third parties should have to be pursued; in particular, DISTRIBUTOR shall inform MANUFACTURER without delay about infringements or potential infringements of MANUFACTURER's trade marks including imitations of MANUFACTURER's packing, get-up and shapes which could give rise to confusion. At the request of MANUFACTURER DISTRIBUTOR shall assist MANUFACTURER in legal proceedings, MANUFACTURER reserving the right to issue a Power of Attorney or any other Power to represent MANUFACTURER's interest concerning matters of trade marks and industrial property rights. The costs hereto are at the expense of MANUFACTURER.

3)	if MANUFACTURER has to ward off allegations of third parties claiming that MANUFACTURER, in the Territory, had violated any of their industrial property rights or the principles of fair competition;

4)	in the event that any third party, with regard to the sale of competing products, should haveviolated the principles of fair competition which violation would be pursued.

l)	Any activities DISTRIBUTOR is not allowed to engage in under this Clause shall also be disallowed by DISTRIBUTOR to any third party.

15. DUTIES OF MANUFACTURER

a)
MANUFACTURER will endeavour to supply DISTRIBUTOR with Products as scheduled and in sufficient quantity, and to notify DISTRIBUTOR as soon as possible of any foreseeable delivery problems and/or delays.

b)	MANUFACTURER shall

1)
continuously provide DISTRIBUTOR with any material relating to the Products, in particular with leaflets, datasheets, catalogues, advertising material, and standard forms, whereby such material shall remain the property of MANUFACTURER';

2)
provide DISTRIBUTOR with all market information including such lists of customers that are available to MANUFACTURER from the time period prior to commencement of the contractual relationship with DISTRIBUTOR as hereunder established or that come to the attention of MANUFACTURER in the future independent of the activities of DISTRIBUTOR;

c)	MANUFACTURER shall promptly inform DISTRIBUTOR of any discontinuation of Products as well as of new Products.

d)
MANUFACTURER shall indemnify and hold DISTRIBUTOR harmless from any claims arising from the sale of Products which infringes upon industrial property rights of third parties. However, this shall only apply under the condition that DISTRIBUTOR immediately informs MANUFACTURER of any such complaints of third parties as soon as he becomes aware of them and that DISTRIBUTOR follows MANUFACTURER’s instructions regarding the defence against such claims.

16. CONFIDENTIALITY

The Parties undertake to maintain confidentiality regarding any and all information which they obtain from the other party, unless and in so far as disclosure is appropriate and practicable to implement this Agreement or is required by law.

17. TERM

a)
This Agreement shall commence on November 1, 2011 and end on October 31, 2016 Thereafter this Agreement shall automatically be extended for consecutive periods of 5 years each unless it is terminated for cause with 6 months written notice prior the end of the specific term.

b)	This Agreement shall be interminable during its term. The right to a termination for cause (Clause 18 herein) shall remain unaffected.

c)	This Agreement shall terminate at the latest on October 31 2021. The parties shall conduct negotiations for a new Agreement no later than six months prior to the termination of this Agreement.

18. TERMINATION FOR CAUSE

a)	Both parties are entitled – at their own option - to terminate this Agreement prematurely for just cause with or without notice. Just cause shall be presumed in particular in cases where one party

1)	becomes insolvent or – voluntarily or involuntarily - applies for insolvency or bankruptcy proceedings of any kind;

2)	breaches this Agreement so substantially or with such a lasting effect that the non-breaching party cannot be expected to adhere to this Agreement until the end of the cancellation period;

3)	repeats a breach of this Agreement or does not cease a continued breach within two weeks despite written admonition.

b)	Moreover, MANUFACTURER may terminate this Agreement prematurely – at its own option - with or without notice in cases where

1)
DISTRIBUTOR fails to meet the annual minimum quantities as set out in Clause 8 herein by more than 20%. MANUFACTURER shall have no right to terminate the Agreement if DISTRIBUTOR proves that the failure to meet the minimum quantities was occurred with no fault of his own;

2)
if DISTRIBUTOR is either (i) in default for more than 60 calendar days in accepting any or all of the Products ordered and does not correct such default after receipt of a warning letter pointing out such default and demanding correction of such default within a reasonable period of time and stating MANUFACTURER’s intention to terminate the Agreement otherwise or (ii) is repeatedly (at least twice) in default for more than 60 calendar days in accepting any or all of the Products ordered and has received above mentioned warning letter after the previous default. DISTRIBUTOR shall also be in default if the contract products have been ordered but cannot be delivered since their payment is not assured. MANUFACTURER shall have no right to terminate the Agreement if DISTRIBUTOR proves that the default was occurred with no fault of his own;

3)
the shareholders or the management of DISTRIBUTOR have changed without MANUFACTURER’s prior written approval, even though this approval could have been obtained, and where MANUFACTURER refuses retroactive approval for factually justifiable cause.

4)	MANUFACTURER shall exercise his right to terminate this Agreement prematurely at the latest 3 months after having knowledge of such case.

19. RIGHTS AND OBLIGATIONS UPON TERMINATION

a)
The termination of the Agreement shall not affect individual transactions between DSITRIBUTOR and MANUFACTURER which have been concluded according to the instant Agreement. In the case of a contractual notice of termination MANUFACTURER shall continue to supply DISTRIBUTOR in such a way that DISTRIBUTOR is able to fulfil his contractual obligations with third parties as usual until the termination becomes effective.

b)
MANUFACTURER may request DISTRIBUTOR to return, upon termination of this Agreement, any and all or - at MANUFACTURER's sole option - part of any remaining Products received from MANUFACTURER. MANUFACTURER shall reimburse DISTRIBUTOR for any shipping costs and - to the extent such items are the property of DISTRIBUTOR – for the purchase price.

c)
Inasmuch as MANUFACTURER is obligated to take back Products after termination of this Agreement, this obligation shall only apply in so far as Products are concerned which are still in MANUFACTURER’s product portfolio and which are unused and still packed in the – largely undamaged – original packaging. There shall be no obligation whatsoever to buy back any Products if and when DISTRIBUTOR has unwarrantedly terminated this Agreement or if the termination is based upon conduct of DISTRIBUTOR which would have entitled the supplier to terminate the Agreement without notice.

d)
Neither party shall be entitled to claim damages or compensation as a result of the termination of this Agreement. In particular, DISTRIBUTOR shall not be entitled to compensation according to sec. 89b) of the German Commercial Code (HGB). Claims for damages resulting from breach of contract shall remain unaffected hereof.

e)	Upon termination of this Agreement, DISTRIBUTOR shall

1)	return all samples as well as all written sales and advertising material;

2)
refrain from utilizing any of MANUFACTURER’s industrial property rights, in particular its trademarks, and for each case of culpable infringement pay liquidated damages (Vertragsstrafe) of €25,000.00, and in cases of continuous infringement liquidated damages (Vertragsstrafe) of €2,500.00 per day of such infringement. MANUFACTURER shall be entitled to claim compensation for further damages; the liquidated damages (Vertragsstrafe) will be set-off against such further claims.

3)
only use such trademarks and presentations for any new products which DISTRIBUTOR may choose to distribute after the termination of this Agreement which show noticeable dissimilarity from the Products to avoid confusion in the market. This obligation does not result in any compensation claim of DISTRIBUTOR.

20. WRITING, NOTICES

a)	To the extent that this Agreement requires written form, this requirement shall also be met through use of telegrams, faxes, telex or email.

b)	Any notices sent by registered/certified mail or air mail shall be deemed received by the recipient no later than one week after dispatch.

c)
Any amendments to this Agreement must be in writing. This shall also apply to an agreement to abolish the requirement of writing. Moreover, every decision, every exercise of discretion and every approval of MANUFACTURER shall only be effective if made in writing.

d)	Notices shall be sent to the following addresses:

MANUFACTURER:	ecoreal GmbH & Co. KG
[name of contact person]
Spinnmühlengasse 9
50676 Köln
Germany

DISTRIBUTOR:
Snoke Distribution Canada/ Snoke Distribution USA
425 Alness, Toronto Canada M2J 2T8

so long as the other party has not received a written change of address notification.

21. RIGHT OF RETENTION

Either party may avert any right of retention of the other party by offering a bank guaranty of adequate amount from a European bank which operates in Germany for its own performance in direct exchange for the other party’s performance.

22. SEVERABILITY

In the event that part of this Agreement is or becomes invalid, the validity of the remaining provisions shall not be affected. The parties will negotiate in good faith to replace the invalid clause with a valid clause which most closely reflects the economic intention of the invalid clause.

23. GOVERNING LAW / Arbitration

a)	This Agreement shall be governed by German law.

b)	The applicability of the United Nations Convention on Contracts for the International Sale of Goods (CISG) is hereby explicitly excluded for all deliveries to DISTRIBUTOR.

c)
All disputes arising in connection with this contract or its validity shall be finally settled according to the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The place of arbitration is Cologne in Germany. The arbitral tribunal consists of three arbitrators. The language of the arbitral proceedings is the English language.

Köln	November 24, 2011	Toronto	November 13, 2011

By:	/s/ Dr. Jurgen Ruhlmann	By:	/s/ Danny Yuranyi
	Dr. Jurgen Ruhlmann		Danny Yuranyi

	ecoreal GmbH & Co. KG		Snoke Distribution Canada/ Snoke Distribution USA

Schedule  1

For Sales in the USA, Mexico and Caribbean

Single Snoke --------------USD6.50 each

Package of 4 Caps-----USD10.36 each

Premium Sets--------------USD41.00 each

For Sales in Canada

Single Snoke---------------USD6.50 each

Package of 4 Caps------- USD14.80 each

Premium Sets--------------USD41.00 each

Pricing of Accessories to be added later

Schedule 2

1,200,000 pieces of the Single Snoke

60,000 Premium Sets*

300,000 Packs of 4 Caps**

* As discussed the Distributor is not sure of the numbers of Premium Sets that will be purchased and both parties understand that this number is a guide for the Manufacturer and in year 1 the number may be more or less with no liability to either Manufacturer or Distributor. In year 2 and moving forward there will be added a formal commitment

** As discussed the Distributor is not sure of the numbers of Packs of 4 Caps that will be purchased and both parties understand that this number is a guide for the Manufacturer and in year 1 the number may be more or less with no liability to either Manufacturer or Distributor. In year 2 and moving forward there will be added a formal commitment